Exhibit 99.3

Press Release

Special Committee Concludes Review of Strategic Alternatives and Announces Series of
Initiatives; Chairman and Chief Executive Officer Positions To Be Separated

RESTON, Va. – August 7, 2006 –TNS, Inc. (NYSE: TNS) today announced that the special committee of the board of directors, together with its independent financial advisor, Deutsche Bank Securities Inc., has concluded its investigation of strategic alternatives available to TNS for the purpose of enhancing stockholder value.  The special committee was formed following receipt of a non-binding indicative proposal from members of senior management to acquire all outstanding shares of TNS common stock for $22.00 per share, subject to a number of conditions, including, among other things, obtaining financing for the proposed transaction on satisfactory terms and the negotiation and execution of definitive transaction agreements.  On May 1, 2006, the special committee rejected that proposal as undervaluing TNS and not being in the best interests of TNS and its stockholders and announced that it would investigate strategic alternatives.

In connection with its investigation of strategic alternatives, the special committee entered into confidential preliminary discussions with a number of potential financial and strategic acquirers, including management, regarding a possible business combination.  The special committee received one preliminary proposal from a third party to acquire all outstanding shares of TNS common stock for $20.00 per share.  This third party indicated to the special committee that it was not prepared to meaningfully increase its proposed offer price and that its proposal was subject to a number of conditions, including continued due diligence investigation of TNS.  Although invited to do so, management did not submit a revised proposal to the special committee nor did it reaffirm its original proposal.

Consequently, after careful consideration, including a thorough review with its independent financial advisor, Deutsche Bank Securities Inc., and its independent legal advisor, Gibson, Dunn & Crutcher, LLP, of TNS and its business and prospects and other strategic alternatives available, the special committee has concluded that it is not in the best interests of TNS and its stockholders to further pursue this third party proposal because, among other things, the proposal undervalues TNS.  The special committee has therefore terminated its active evaluation of strategic alternatives.  TNS remains open to strategic business opportunities that may arise from time to time to enhance stockholder value.

In connection with the conclusion of the special committee’s active evaluation of strategic alternatives, TNS today announced a series of initiatives to enhance stockholder value and support TNS through the next phase of its corporate development.

First, TNS today announced its plan to separate the Chairman and Chief Executive Officer positions with Jack McDonnell continuing to serve as Chief Executive Officer and John Sponyoe, who currently serves on the board of directors, serving as the new non-executive Chairman of the Board of Directors.  Mr. Sponyoe is an experienced leader who previously served as non-executive Chairman of Intelsat Corp. and Chief Executive Officer of Lockheed Martin Global Telecommunications.

Second, TNS today announced that the board of directors has initiated a formal succession-planning process for the position of Chief Executive Officer.  The board of directors is in the process of considering candidates in preparation for the future retirement of Jack McDonnell.  Although no retirement date has been set, TNS plans to name Mr. McDonnell’s successor in the coming weeks.

TNS also today announced that management and the board of directors will immediately begin actively reviewing substantial cost-saving initiatives in an effort to further enhance stockholder value.  TNS will provide further specifics around these initiatives in the coming weeks.

About TNS

TNS is one of the leading providers of business-critical, cost-effective data communications services for transaction-oriented applications and operates through its wholly owned subsidiary Transaction Network Services, Inc. TNS provides rapid, reliable and secure transaction delivery platforms to enable transaction authorization and processing across several vertical markets and trading communities.

Since its inception in 1990, TNS has designed and implemented multiple data networks, each designed specifically for the transport of transaction-oriented data. TNS’ networks support a variety of widely accepted communications protocols and are designed to be scalable and accessible by multiple methods. TNS’ network technologies have been deployed in the United States and internationally, and TNS’ networks have become preferred networks servicing the trading community, wireless and wireline carriers, and the card processing and dial-up automated teller machine markets. For further information about TNS, please refer to www.tnsi.com.

The statements and information contained in this press release that are not descriptions of historical fact may contain forward-looking statements. Forward-looking statements involve a number of risks, uncertainties or other factors beyond TNS’ control, which could cause actual results to differ materially from historical results or performance and from any opinions or statements made by TNS with respect to future periods. TNS disclaims any obligation to update or correct any forward-looking statements made herein due to the occurrence of events after the issuance of this press release.

CONTACT:	TNS, Inc. Investor Relations	Lippert/Heilshorn & Associates
	Kimberly Davis, 703-453-8509	Jody Burfening/Carolyn Capaccio
	investorrelations@tnsi.com	212-838-3777